Exhibit 99.1

China Education Alliance Announces Pricing of Public Offering of Common Stock

HARBIN, CHINA—September 29, 2009 – China Education Alliance, Inc. (NYSE Amex: CEU), a China-based education resource and service company, today announced that it has priced its public offering of 3,162,055 shares of common stock. China Education Alliance has granted the representative of the underwriters a 45-day option to purchase up to an additional 474,308  shares of common stock. The shares were offered to the public at $5.50 per share. The offering is expected to settle and close on October 5, 2009, subject to customary closing conditions. Net proceeds from the offering are expected to be used for working capital and general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) acted as sole book-running manager for the offering. The offering will be made only by means of a prospectus, copies of which may be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, New York, NY 10020, or by calling 212-430-1710. An electronic copy of such prospectus is also available on the web site of the Securities and Exchange Commission (the "SEC") at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China Education Alliance, Inc.

China Education Alliance, Inc. (NYSE Amex: CEU) is a fast growing, leading China-based company offering high-quality education resources and services to students ages 6 to 18 and adults ages 18+ (University students and professionals). For students ages 6 to 18, China Education Alliance, Inc. offers supplemental, online exam-oriented training materials and on-site exam-oriented training and tutoring services. The company is providing on-line, downloadable, famous teachers resources and on-site face-to-face instructions. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and on-site tutoring is to help Chinese students ages 6 to 18 to pass the two most important and highly competitive exams in their educational career: senior high school entrance exam and college entrance exam. For graduates and professionals age 18+, China Education Alliance provides vocational training including IT and several professional training programs. For more information about China Education Alliance, please visit http://www.chinaeducationalliance.com ..

Forward-looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

    For more information, please contact:

    Investor Relations:

    RedChip Companies, Inc.
     Dave Gentry, Investor Relations
     Tel:   +1-800-733-2447 x104
     Email: info@redchip.com
     Web:   http://www.RedChip.com